EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474

Virco Issues Interim Report on Business Conditions, Cost Reduction Initiatives

Torrance, California, July 18, 2003 – Virco Mfg. Corporation (AMEX: VIR) announced today that due to persistent sluggishness in its core classroom furniture market, it has implemented several voluntary programs that should have a beneficial material effect on results in fiscal 2003 and future years. Included among these measures is the voluntary separation of 485 employees, equal to 25% of the workforce, who chose to accept a six-month pay package in return.

Payroll-related separation costs of $6,600,000 will be charged to the second quarter ending July 31. Additional pension-related charges of approximately $3,000,000 will be recorded in the second half of the year. Annual savings from the separations are expected to be $14,000,000.

Volume-related savings and ongoing initiatives, including Assemble-to-Ship and seasonal job shifting, have saved an additional $8,600,000 through five months of fiscal 2003. Annual savings from these programs are estimated at $16,000,000 for the full year. Some of these savings will partially offset the second quarter separation charges. Total savings from voluntary separations and ongoing initiatives should approximate $30,000,000 annually by year-end 2004.

The overlapping and offsetting nature of one-time charges versus permanent structural savings will create confusing second quarter figures for shareholders accustomed to Virco’s normal seasonal pattern. Management cautions against using second quarter results to estimate full-year earnings, since less controllable factors such as sales volume, selling prices and raw material costs also affect earnings.

As previously reported, incoming orders and shipments continue to lag prior-year levels by approximately 20%. After extensive surveys of commercial dealers and long-time public school customers across the nation, management determined that current business conditions are likely to extend through the summer delivery season of 2004.

Confronted with this decline, Virco employees participated in developing three voluntary methods of balancing operating costs with demand: 1) expansion of the Company’s sabbatical program; 2) off-season part-time hours with full benefits at 20 hours per week or more; and 3) voluntary separation with six months’ pay. The voluntary separation program was closed to further participation in early July. The other programs remain open through fiscal 2003 and are expected to generate $3,000,000 of one-time savings in the second half of the year.

Robert A. Virtue, Virco’s President and CEO, commented on the reasons behind the Company’s use of voluntary methods to reduce costs: “The short-term benefits may be hard to quantify, but long-term advantages to morale are significant. In challenging markets, a unified workforce confident of its future becomes a critical competitive weapon. Development of new products and services is also important, and these efforts are continuing at pre-recession levels. In particular, we are having success with the nationwide rollout of our Furniture Focus service package. As always, we remain dedicated to a long-term vision that balances the interests of shareholders, customers and employees.”

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies, our ability to continue to control costs and inventory levels, the potential impact of our Assemble-to-Ship program on earnings, market demand, pricing and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2002, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing